Exhibit 10(b)

HARRIS CORPORATION
1025 West NASA Boulevard
Melbourne, FL USA 32919
phone 1-321-727-9100
www.harris.com

February 4, 2014

Miguel A. (“Mick”) Lopez

1 Pier Way Landing

Westport, CT 06880

Re:	Offer of Employment

Dear Mick:

We are pleased to extend you an offer of employment with Harris Corporation (“Harris” or “Company”) as Senior Vice President & Chief Financial Officer, reporting to William Brown, President & Chief Executive Officer. This position is based in Melbourne, Florida USA. Your start date will be February 10, 2014 or such other date mutually agreed to by you and the Company.

Mick, we believe you will make an outstanding contribution to the Harris organization, and as such, we have crafted a total rewards package for your transition to Harris, consistent with Harris’ executive compensation program design. The elements of this package include:

1)	An annual base salary of $525,000 payable bi-weekly. Base salaries are reviewed annually, with adjustments, if any, to be generally effective in September and subject to both business and personal performance.

2)	Your participation in the Harris Annual Incentive Plan (“AIP”) with a target value of 75% of base salary. Incentive awards are paid based on the achievement of pre-established, annual business operating metrics and the successful completion of personal performance objectives set during the annual performance management cycle. Incentive awards shall range from 0% to 200% of target based on business and personal performance. Your participation in AIP will begin upon hire, and be pro-rated based on time in position during Fiscal Year 2014. For Fiscal Year 2014 only, your AIP award shall not be less than the equivalent of a pro-rated “at target” payment. To the extent earned, payments are made in September following the fiscal year (but not later than the 15th of such month), net of applicable withholdings and deductions.

3)	A one-time sign-on grant of 12,500 three-year, cliff-vesting Restricted Stock Units (“RSUs”). These RSUs will be granted on the first trading day of the month following the commencement of your employment. Your RSU grant will be governed by the Company’s Restricted Stock Unit Award Agreement Terms and Conditions in effect as of June 29, 2013; provided, however that your Constructive Termination hereunder shall, for all purposes under such Terms and Conditions for such sign-on grant, be deemed to be an “involuntary termination of employment of the Employee by the Corporation other than for Misconduct”, which results in a pro-rata payout, subject to a one year minimum vesting period, of such RSUs based upon the number of days of the three year restriction period during which you are employed by the Company.

4)	An annual grant of equity with a target value of $1,200,000 under the Harris Equity Incentive Plan (the “Plan”) calculated and having terms consistent with grants to the

Company’s other executive officers. At present, awards made under the plan consist of a mix of Non-Qualified Stock Options (“Options”) and Performance Share Units (“PSUs”), and are generally granted in the late August timeframe following the August Management Development and Compensation Committee meeting. You will be eligible to participate in this Plan on such basis commencing with the Fiscal Year 2015 grant cycle in August 2014. Equity grants are subject to approval by the Management Development and Compensation Committee. Once approved, the awards are subject to the then applicable terms and conditions of the Plan.

5)	Relocation benefits to assist with your move from Westport, CT to Melbourne, FL. These benefits will include a disruption bonus equivalent to two months of base salary; four months of temporary housing in Melbourne; home finding and purchase assistance; home sale assistance, and the packing and shipment of household goods. Additional details regarding your relocation benefits will be provided under separate cover. In order to receive relocation assistance you must sign a Relocation and Assistance Repayment Agreement.

6)	Eligibility to participate in the Harris Corporation Retirement Plan 401(k) with a Company match equivalent to 100% of the first 6% of employee contributions. While you will be immediately eligible to participate in the plan up to individual plan contribution limits, Company matching funds will only be made after one year of service.

7)	Eligibility to participate in the Harris Corporation Supplemental Executive Retirement Plan (“SERP”). This IRS non-qualified retirement plan preserves your ability to make pre-tax contributions, and receive Company matching funds above the IRS salary cap, and according to the plan terms.

8)	Participation in the Harris Performance Reward Plan (“PRP”) after one year of service. Under this profit-sharing style plan, you will be eligible to receive an annual payment roughly equivalent to 2% of your in-year eligible earnings, dependent upon Company operating income performance. Should the PRP be continued in whole or in part, you will first be eligible for a payment thereunder in September 2015.

9)	Eligibility to participate in Harris’ health and welfare benefit plans, including qualified dependent(s) participation, as applicable on the same terms and conditions as the Company’s executive officers. These plans include medical, prescription, dental, vision, life and short and long-term disability benefits. Coverage under these programs is effective, should you choose to participate, as soon as day one of employment with Harris.

10)	Three (3) weeks of paid vacation annually, under the Harris Paid Time Off Program.

11)	A one-time allowance to cover reasonable expenses as to the legal review of this offer of employment. In any case, expenses should not exceed $10,000 without prior written approval.

12)

In the event that your employment terminates within 24 months following your start date and the termination is a Qualifying Termination, the Company will provide you with a cash severance amount equal to the product of (i) two and (ii) the aggregate of your then current base salary and annual cash incentive compensation each prior to any reduction that is the basis of your Constructive Termination, if applicable or that occurs within 90 days prior to your termination. For this purpose, “annual cash incentive compensation” means your then current target incentive compensation under the AIP (or any successor thereto). Payment of this severance is conditioned on you executing a release of all claims against Harris and its affiliates in a form satisfactory to Harris within 45 days following your separation and not revoking such release (the form of release will also include an affirmation of the confidentiality , non-competition, non-solicit and other restrictive covenants set forth in your Employee Agreement). This severance amount will be subject to appropriate withholdings and deductions. This severance amount will be paid to you in a lump sum within sixty (60) days following your separation from service; provided, however, that if such sixty (60) day payment period begins in one calendar year and ends in a second calendar year, then payment shall occur in the second calendar year. After the expiration of 24 months following your start date, your termination/separation/severance pay eligibility will be solely pursuant to Harris’ Severance Pay Plan and/or Executive Change in Control Severance Agreement (“CIC Severance Agreement”) applicable to you.

For purposes of this offer letter, a “Qualifying Termination” is (a) a termination of employment by you for Constructive Termination or (b) an involuntary termination of your employment by the Company other than for Cause.

For purposes of this offer letter, “Cause” shall mean:

(i)	a willful substantial breach or failure to satisfy any material provision or condition of this offer letter or your Employee Agreement, including without limitation, those set forth below;

(ii)	your willful and intentional substantial and continuing failure or refusal to perform your material duties as Senior Vice President & Chief Financial Officer or to perform specific directives of the Board or of the officer to whom you report that are consistent with your position;

(iii)	any reckless or willful misconduct (including action or failures to act) by you that causes material harm to the business or reputation of the Company or its subsidiaries;

(iv)	any willful or reckless material breach of a statutory or common law duty of loyalty to the Company or its subsidiaries;

(v)	any act of fraud, embezzlement, theft or unethical business conduct by you in connection with your duties or in the course of your employment, or your admission or conviction of a felony or of any crime involving moral turpitude, fraud, embezzlement or theft;

(vi)	your willful and substantial violation of a material Company policy that is generally applicable to all employees or all officers of the Company (including the Company’s Standards of Business Conduct); or

(vii)	a failure by you to cooperate in an internal Company investigation after being instructed by the Board or the officer to whom you report to cooperate.

Except for actions or circumstances which in the good faith judgment of the Company cannot be cured, you will have thirty (30) calendar days from receipt of notification from the Company setting forth in reasonable detail the circumstances constituting Cause within which to cure.

For purposes of this offer letter, a “Constructive Termination” shall be deemed to occur upon the occurrence, without your consent of any of the following:

(i)	a materially adverse diminution of your employee/officer duties;

(ii)	the assignment to you of duties or responsibilities which are materially inconsistent with your position;

(iii)	a material reduction in your base salary or target AlP, other than any reduction that is also applicable in a substantially similar manner and proportion to the other senior executives of the Company;

(iv)	any requirement that your principal place of employment be more than fifty (50) miles from the Melbourne, FL area; or

(v)	a material breach of Section 3 or a material reduction in your equity target value set forth in Section 4 of this letter;

provided, however, that the events described in (i)-(v) above shall constitute a Constructive Termination only if the Company fails to cure such event within thirty (30) days after receipt from you of a written notice of the event which constitutes a Constructive Termination; and provided, further, that a “Constructive Termination” shall cease to exist for an event or circumstance on the ninetieth (90th) day following the later of its occurrence or your knowledge thereof, unless you have given the Company written notice thereof.

13)	On or as soon as administratively practicable after the date you are elected as a corporate officer of Harris, you will be entitled to enter into a CIC Severance Agreement with Harris in the form filed by the Company as Exhibit (10)(o) to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 1, 2010. The multiplier used in Section 3(a)(2) of the CIC Severance Agreement to determine your lump sum severance amount pursuant to such clause shall be two (2). In the event of a change in control of Harris Corporation (as defined in the CIC Severance Agreement), you shall be entitled to the compensation and benefits and other rights provided under the CIC Severance Agreement if your employment terminates under the circumstances provided under the CIC Severance Agreement, provided, however, such compensation and benefits shall be in lieu of any compensation or benefits that may be receivable by you under this offer letter or under the Harris Severance Pay Plan.

All payments and benefits under or referenced in this offer letter shall be provided in a manner that is exempt from, or compliant with, the requirements of Section 409A of the Internal Revenue Code (“Code Section 409A”), and shall be interpreted and construed consistent therewith. Notwithstanding any other provision of this offer letter, to the extent that the right to any payment (including the provision of benefits) hereunder as a result of your separation from service provides for the “deferral of compensation” within the meaning of Code Section 409A and you are a “Specified Employee” under the Harris Corporation Specified Employee Policy for 409A Arrangements as of the date of your separation from service, then no such payment shall be made or commence during the period beginning on the date of your separation from service and ending on the date that is six months following the date of your separation from service or, if earlier, on the date of your death, if the earlier making of such payment would result in tax penalties being imposed on you under Code Section 409A. The amount of any payment that otherwise would be paid to you hereunder during this period shall instead be paid to you on the first business day coincident with or next following the date that is six months and one day following the date of your separation from service or, if earlier, within ninety (90) days following your death. Any undelayed payments will be paid in accordance with their normal schedule. Each payment of compensation under this offer letter shall be treated as a separate payment of compensation for purposes of Code Section 409A, including without limitation for the purpose of applying the exclusion from Code Section 409A for certain short-term deferral amounts.

This offer of employment is subject to the following conditions:

•	You complete your relocation to the Melbourne, FL area by the summer of 2014.

•	You are not bound by any employment contract, restrictive covenant, or other restriction that prevents you from immediate employment with Harris.

•	You pass a drug test prior to commencing employment. A failed drug test will cause you to be ineligible for hire by Harris for at least twelve months.

•	You undergo background and reference checks with results that are satisfactory to Harris. In the event that the results are unsatisfactory, Harris may withdraw this employment offer or, if you have already started work, may terminate your employment for Cause.

•	You execute Harris’ Employee Agreement (form enclosed) on your start date.

•	You execute and timely return all forms and other documents required for Harris to complete the employment process, including the acknowledgement and acceptance below.

•	You provide information and documentation sufficient to complete the required Form I-9 and demonstrate that you are lawfully able to work for Harris.

This offer letter shall be governed by and construed in accordance with the laws of the State of Florida.

We look forward to you joining the Harris team. Should you accept the terms of this offer, please sign and date below

Sincerely,

Harris Corporation

	/s/ Robert L. Duffy	2/4/14
By:	Robert L. Duffy
Senior Vice President, Human Resources and Administration
Harris Corporation

ACKNOWLEDGEMENT & ACCEPTANCE

I understand that this conditional offer letter constitutes the full, complete, and final agreement between Harris and me regarding the initial terms of my employment. I also understand that my employment with Harris is at-will and that this conditional offer does not constitute a fixed term contract of employment or a guarantee of continued employment for any period. My signature below confirms that I accept the terms and conditions of this employment offer. This offer letter may only be amended with my prior written consent.

Accepted and Agreed, /s/ Miguel A. Lopez	Date:	2/4/2014
Signature: Miguel A. Lopez

Enclosures